UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
River Valley Bancorp

(Name of Registrant as Specified In Its Charter)
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RIVER VALLEY BANCORP
430 Clifty Drive
P. O. Box 1590
Madison, Indiana 47250-0590
(812)273-4949

To the Shareholders of River Valley Bancorp:

     A Special Meeting of Shareholders (the “Special Meeting”) of River Valley Bancorp, an Indiana corporation (the “Corporation”), will be held on Thursday, February 12, 2009, at 3:00 p.m., local time, at 430 Clifty Drive, Madison, Indiana.

     The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Special Meeting. At the Special Meeting, Shareholders will be asked:

•
To consider and vote upon a proposal to adopt an amendment to Section 11.01 of the Corporation’s Articles of Incorporation to limit its applicability to shares of common stock.  Section 11.01 currently prohibits the acquisition of, and limits the voting rights with respect to, beneficial ownership of more than 10% of any class of equity security of the Corporation, which could include a class of preferred stock or other equity securities.

•
To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

•
To consider and act upon any other matter which may properly come before the Special Meeting or any adjournment thereof. The Corporation’s Board of Directors is not aware of any other business to come before the Special Meeting.

     If adopted, the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation would allow the Corporation to take advantage of low-cost capital-raising opportunities provided through the recently announced TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008.

     Your vote is very important, regardless of the number of shares of common stock of the Corporation you own.  To adopt the proposed amendment, more shares of the Corporation’s common stock must vote “FOR” the proposed amendment than are voted against it. Whether or not you plan to attend the Special Meeting in person, it is important that you vote your shares of common stock as soon as possible.

Sincerely, Matthew P. Forrester President and CEO

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 12, 2009.

The Corporation’s Proxy Statement for the Special Meeting and a sample of the form of proxy card sent to shareholders by the Corporation are available at: rvfbank.com

RIVER VALLEY BANCORP
430 Clifty Drive
P. O. Box 1590
Madison, Indiana 47250-0590
(812)273-4949

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A Special Meeting of Shareholders will be held at 430 Clifty Drive, Madison, Indiana, on Thursday, February 12, 2009, at 3:00 p.m., local time, for the following purposes:

1.
To consider and vote upon a proposal to adopt an amendment to Section 11.01 of the Corporation’s Articles of Incorporation to limit its applicability to shares of common stock.  Section 11.01 currently prohibits the acquisition of, and limits the voting rights with respect to, beneficial ownership of more than 10% of any class of equity security of the Corporation, which could include shares of preferred stock or other equity securities.

2.
To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

3.
To consider and act upon any other matter which may properly come before the Special Meeting or any adjournment thereof. The Corporation’s Board of Directors is not aware of any other business to come before the Special Meeting.

    If adopted, the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation would allow the Corporation to take advantage of low-cost capital-raising opportunities provided through the recently announced TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008.

    Your Board of Directors recommends that you vote “FOR” the adoption of the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation. Your Board of Directors also recommends that you vote  “FOR”  the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

     Action may be taken on the foregoing proposals at the Special Meeting on the date specified, or on any date to which, by original or later adjournment, the Special Meeting may be adjourned. If you were a shareholder of record at the close of business on January 2, 2009, you will be entitled to vote in person or by proxy at the Special Meeting and any adjournment thereof.

     You are cordially invited to attend the Special Meeting. Your vote is very important, regardless of the number of shares of common stock you own. Whether or not you plan to attend the Special Meeting in person, it is important that your shares of common stock be represented. Please sign, date and return your proxy card as soon as possible. A return envelope, which requires no postage if mailed in the United States, has been provided for your use.

By Order of the Board of Directors,

January 14, 2009	Matthew P. Forrester President

RIVER VALLEY BANCORP
430 Clifty Drive
P. O. Box 1590
Madison, Indiana 47250-0590
(812)273-4949

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 12, 2009

INTRODUCTION

     We are sending this Proxy Statement and the accompanying proxy card to you as a shareholder of River Valley Bancorp, an Indiana corporation (the “Corporation”), in connection with the solicitation of proxies for the Special Meeting of Shareholders (the “Special Meeting”) to be held at 430 Clifty Drive, Madison, Indiana, on Thursday, February 12, 2009, at 3:00 p.m., local time. The Corporation’s Board of Directors is soliciting proxies for use at the Special Meeting, or any adjournment thereof. Only shareholders of record as of the close of business on January 2, 2009, the record date for determination of the shareholders entitled to vote at the Special Meeting, will be entitled to vote at the Special Meeting. The proxy solicitation materials for the Special Meeting will be distributed to shareholders of record on or about January 14, 2009.

INFORMATION ABOUT THE SPECIAL MEETING

Why is the Corporation holding a Special Meeting of Shareholders?

     The recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions to not only preserve existing capital, but to supplement such capital as a protection against further economic difficulties. Recently, certain capital-raising opportunities have been presented by the United States Department of the Treasury (the “Treasury”) that provide the Corporation with options to raise capital in a low-cost manner. While the Corporation’s capital position is already sound and above the minimum required to be considered well-capitalized under applicable regulatory guidelines, management would like to take advantage of these opportunities to ensure that during these uncertain economic times, the Corporation is well-positioned to support its existing operations as well as anticipated future growth.

When is the Special Meeting?

     Thursday, February 12, 2009, at 3:00 p.m, local time.

Where will the Special Meeting be held?

     At the Corporation’s principal office at 430 Clifty Drive, Madison, Indiana.

What matters will be voted upon at the Special Meeting?

     At the Special Meeting, shareholders will consider and vote upon the following:

1.
A proposal to adopt an amendment to Section 11.01 of the Corporation’s Articles of Incorporation, which currently prohibits the acquisition of, and limits the voting rights with respect to, beneficial ownership of more than 10% of any class of equity security of the Corporation. The amendment is designed to limit the applicability of the restrictions in Section 11.01 to common stock and make it inapplicable to shares of preferred stock or other classes of equity securities.

2.
A proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

3.
Any other matter which may properly come before the Special Meeting or any adjournment thereof. The Corporation’s Board of Directors is not aware of any other business to come before the Special Meeting.

Why is the amendment to Section 11.01 of the Corporation’s Articles of Incorporation necessary?

     The Board of Directors believes that the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation to limit its applicability to shares of common stock is advisable and in the best interests of the Corporation and its shareholders. On November 12, 2008, the Corporation applied to participate in the Treasury’s recently announced TARP Capital Purchase Program (the “Capital Purchase Program”) instituted under the Emergency Economic Stabilization Act of 2008. The Corporation proposes to sell up to $8,100,000 of shares of its preferred stock to the Treasury, representing 3% of the Corporation’s total risk-weighted assets as of September 30, 2008. The Corporation’s application was preliminarily approved by the Treasury on December 2, 2008 for that amount. Although the Corporation is currently well-capitalized under applicable regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the Capital Purchase Program to raise additional capital to ensure that, during these uncertain economic times, the Corporation is well-positioned to support its existing operations as well as anticipated future growth.

   The Corporation is currently authorized to issue preferred shares under its Articles of Incorporation. However, to participate in the TARP program it is necessary for the Corporation to amend its Articles of Incorporation to permit the Treasury to acquire the shares of TARP preferred stock without violating Section 11.01 of the Corporation’s Articles of Incorporation. Therefore, the Corporation proposes to amend Section 11.01 to limit the applicability of its restrictions on the acquisition and voting of over 10% of any class of equity security to shares of common stock. As a result, the acquisition of shares of preferred stock, such as that proposed by the Treasury, could occur without restriction under Section 11.01. Even if the proposed amendment to the Corporation’s Articles of Incorporation is adopted, there can be no assurance that the Treasury will provide final approval of the Corporation’s application to participate in the Capital Purchase Program or that the Corporation will issue any preferred shares to the Treasury under the Capital Purchase Program.

Who can vote?

    Each shareholder is entitled to one vote for each share of common stock of the Corporation held on January 2, 2009, the record date for the special meeting. At the close of business on January 2, 2009, there were [1,500,322] shares of common stock of the Corporation outstanding and entitled to vote. The common stock is the only class of stock of the Corporation presently outstanding.

How do I vote?

     If you were the record holder of shares of common stock of the Corporation as of January 2, 2009, you may vote in person by attending the Special Meeting or, to ensure that your shares of common stock are represented at the Special Meeting, you may vote your shares of common stock by signing and returning the enclosed proxy card in the postage-paid envelope provided.

How do I vote if my shares of common stock are held in “street name”?

     If you hold your share of common stock in “street name” with a broker, a financial institution or other nominee, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your shares. As a beneficial owner, you have the right to direct the record holder on how to vote the shares of common stock held in your account. If you hold your shares in “street name,” you may be eligible to vote electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

     If you hold your shares of common stock in “street name” and wish to attend the Special Meeting and vote in person, you must bring a proxy from your broker, financial institution or other nominee authorizing you to vote on behalf of such record holder. The proxy must show that you were the direct or indirect beneficial owner of shares of common stock on January 2, 2009, the record date for voting at the Special Meeting.

How do I vote shares held in Corporation’s Employee Stock Ownership Plan?

     We maintain an Employee Stock Ownership Plan which owns approximately ___% of the Corporation’s common stock. Employees of the Corporation and its subsidiaries participate in the Plan. Each Plan participant instructs the trustee of the Plan how to vote the shares of common stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as how to vote at the Special Meeting, the trustee will vote the shares “FOR” the adoption of the proposed amendment to section 11.01 of the Corporation’s Articles of Incorporation and in favor of the proposal relating to adjournment of the Special Meeting, if necessary. The trustee will vote the shares of the Corporation’s common stock held in the Plan but not allocated to any participant’s account and allocated shares as to which no voting instructions are received in the same proportion as the allocated shares in the Plan are voted with respect to these two proposals.

How will my shares of common stock be voted?

     Those shares of common stock represented by properly executed proxy cards that are received prior to the Special Meeting, and not subsequently revoked, will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Special Meeting, but do not provide voting instructions, your proxy will vote your shares of common stock as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” the adoption of the amendment to Section 11.01 of the Corporation’s Articles of Incorporation to limit its applicability to the acquisition of shares of common stock; and

•
“FOR” the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the Special Meeting. If any other matters are properly presented for voting at the Special Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

Can the proxy materials be accessed electronically?

     We are sending the proxy materials for the Special Meeting to shareholders on or about January 2, 2009, by first-class U.S. mail. The Corporation’s Proxy Statement for the Special Meeting and a sample of the form of proxy card sent to shareholders by the Corporation are available at: rvfbank.com.

How do I change or revoke my proxy?

     Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the shares of common stock represented by such proxies will be voted at the Special Meeting and any adjournment thereof. You may revoke your proxy at any time before a vote is taken at the Special Meeting by:

•	filing a written notice of revocation with the Secretary of the Corporation, Lonnie D. Collins, at 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250-0590;

•	executing and returning a later-dated proxy card; or

•	attending the Special Meeting and giving notice of revocation in person.

Attendance at the Special Meeting will not, by itself, revoke your proxy.

     The last-dated proxy you submit will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your shares of common stock, you must follow directions received from your broker, bank or nominee to change your vote.

If I vote in advance, can I still attend the Special Meeting?

     Yes. You are encouraged to vote promptly by returning your signed proxy card by mail so that your shares of common stock will be represented at the Special Meeting. However, appointing a proxy does not prevent you from attending the Special Meeting and voting your shares of common stock in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

     A majority of the outstanding shares of common stock represented in person or by proxy will constitute a quorum at the Special Meeting. Shares of common stock may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were [1,500,322] shares of common stock of the Corporation outstanding and entitled to vote on January 2, 2009, the record date. A majority of the outstanding shares of common stock, or [750,162] shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Special Meeting.

     Under Indiana law and the Corporation’s Articles of Incorporation, the adoption of the proposed Amendment to Section 11.01 of the Corporation’s Articles of Incorporation and the approval of an adjournment of the Special Meeting each requires more shares voting in favor than are voted against the proposal. Abstentions will be treated as “No” votes for this purpose, but broker non-votes will have no effect on the vote.

     Both the proposal to adopt the amendment to Section 11.01 of the Corporation’s Articles of Incorporation to limit its applicability to shares of common stock and the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation, are “non-routine” items. Therefore, a broker holding shares of common stock for a beneficial owner in street name may vote on these proposals only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker holding shares of common stock for a beneficial owner is unable to vote a proposal because the proposal is non-routine and the beneficial owner does not provide any voting instructions.

What is the recommendation of the Corporation’s Board of Directors?

     The Corporation’s Board of Directors recommends that each shareholder vote “FOR” the adoption of the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation and “FOR”  the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

What will the consequences be if the proposed amendment to Section 11.01 of the Corporation’s Article of Incorporation is not adopted?

     If the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation is not adopted, the Corporation will not be able to take advantage of the TARP Capital Purchase Program. While the Corporation’s capital position is already sound and above the minimums required to be considered well-capitalized under applicable regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the Capital Purchase Program to raise additional capital to ensure that, during these uncertain economic times, the Corporation is well positioned to support its existing operations as well as anticipated future growth.

Who pays the cost of proxy solicitation?

     The Corporation will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges that brokers or other nominees may charge their customers mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, the directors, officers and employees of the Corporation and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of the Corporation for the forwarding of solicitation materials to the beneficial owners of such common shares. The Corporation will reimburse these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Special Meeting?

     If you have any questions concerning this proxy solicitation, or the proposals to be considered at the Special Meeting, please call Matthew P. Forrester, President, at (812) 273-4949.

ADOPTION OF AMENDMENT TO SECTION 11.01
OF THE ARTICLES OF INCORPORATION TO LIMIT
ITS APPLICABILITY TO SHARES OF COMMON STOCK
(Item 1 on Proxy Card)

General

     Section 11.01 of the Articles of Incorporation of the Corporation provides, in part, that “no person shall directly or indirectly offer to acquire or acquire beneficial ownership of more than ten percent (10%) of any class of equity security of the Corporation.” In the event that someone acquires shares in violation of Section 11.01, such party shall not be entitled to vote any shares in excess of 10% of the particular class of shares in connection with any matters submitted to the shareholder of the Corporation for a vote. There is no definition of the term “equity securities” in Article 11, and management believes that the term could be construed to refer to preferred stock, as well as common stock. If it did apply to shares of preferred stock, it would limit the Treasury’s voting rights or the voting rights of any transferee to the extent such party holds over 10% of the shares of preferred stock proposed to be issued by  the Corporation pursuant to the TARP program. The preferred stock to be acquired by the Treasury is generally nonvoting stock and only acquires voting rights under circumstances involving the Corporation’s failure to pay dividends on the shares of preferred stock, or in the event of certain business combinations or share issuances that adversely affect the rights of the holders of the preferred stock.  As a result, the Corporation does not believe that its shareholders need the protections of Section 11.01 to apply to those preferred shares. Moreover, the Corporation does not anticipate at this time issuing any other class or series of preferred stock but would like the flexibility to issue future classes or series of preferred stock to a single share holder. Accordingly, it is recommending that Article 11.01 be amended to apply solely to shares or classes of common stock of the Corporation. If such an amendment is adopted by the shareholders, Section 11.01 will have no applicability to the shares of preferred stock that the Corporation intends to authorize and sell to the Treasury if it receives final approval from the Treasury of its TARP application.

     Article 11 provides that the affirmative vote of the holders of at least 80% of the outstanding shares of common stock of the Corporation is required to amend or repeal Article 11 unless at least two-thirds of the current directors of the Corporation who were directors on March 24, 1996, or were recommended for appointment or election by a majority of Continuing Directors then on the Board (the “Continuing Directors”), have approved the proposed action prior to the submission of the proposed action to the shareholders for their vote. The Continuing Directors of the Corporation have approved the proposed amendment to the Articles of Incorporation of the Corporation. Accordingly, only the affirmative vote of the holders of more shares of the Corporation’s common stock voting in favor of the amendment than those voting against it is required to adopt the proposed amendment to the Articles of Incorporation.

     The Board of Directors of the Corporation believes that the proposed amendment to the Articles of Incorporation of the Corporation is in the best interests of the shareholders of the Corporation and therefore recommends that the shareholders vote in favor of the approval of the proposed amendment.

Reasons for Adoption of the Proposed Amendment

     The primary objective of the proposed amendment to the Articles of Incorporation is to enable the Corporation to participate in the Treasury’s Capital Purchase Program. On November 12, 2008, the Corporation applied to participate in the TARP Capital Purchase Program. The Corporation proposed in its application to sell up to $8,100,000 of senior preferred shares to the Treasury, representing 3% of the Corporation’s total risk-weighted assets as of September 30, 2008 in that amount. The Corporation’s application was preliminarily approved by the Treasury on December 2, 2008 in that amount. The Treasury’s approval is conditioned upon the Corporation amending Section 11.01 of its Articles of Incorporation so that it would not apply to the Treasury’s acquisition of preferred stock under the Capital Purchase Program. Although the Corporation is currently well-capitalized under applicable regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the Capital Purchase Program to raise additional capital to ensure that, during these uncertain economic times, the Corporation is well-positioned to support its existing operations as well as anticipated future growth. Even if the proposed amendment to the Corporation’s Articles of Incorporation is adopted, there can be no assurance that the Treasury will give final approval of the Corporation’s application to participate in the Capital Purchase Program or that the Corporation will issue any preferred shares to the Treasury under the CPP.

Terms of the Capital Purchase Program

     The Capital Purchase Program was announced by the Treasury on October 14, 2008 as part of the Troubled Asset Relief Program (TARP). Pursuant to the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the Capital Purchase Program is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

     Under the Capital Purchase Program, eligible financial institutions can generally apply to issue senior preferred shares to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. On November 12, 2008, the Corporation applied for an investment by the Treasury of $8,100,000, representing 3% of the Corporation’s risk-weighted assets as of September 30, 2008. The Corporation received preliminary approval of the application on December 2, 2008 in that amount. The final approval is subject to a number of conditions, including shareholder approval of the proposed amendment to the Corporation’s Articles of Incorporation.

     If the Corporation participates in the Capital Purchase Program, the Treasury would purchase from the Corporation cumulative perpetual preferred shares, with a liquidation preference of at least $1,000 per share (the “Series A Preferred Shares”). Based upon the $8,100,000 investment amount proposed in the Corporation’s application to the Treasury, the Corporation would issue 8,100 Series A Preferred Shares with a liquidation preference of $1,000 per share. The Series A Preferred Shares would constitute Tier 1 capital and would rank senior to the Corporation’s shares of common stock. The Series A Preferred Shares would pay cumulative dividends at a rate of 5% per annum for the first five years and would reset to a rate of 9% per annum after year five. Dividends would be payable quarterly in arrears.

     The Series A Preferred Shares would be non-voting shares, but would have class voting rights on (i) any authorization or issuance of shares ranking senior to the Series A Preferred Shares; (ii) any amendment to the rights of the Series A Preferred Shares; or (iii) any merger, consolidation, share exchange, reclassification or similar transaction which would adversely affect the rights of the Series A Preferred Shares. In the event that the cumulative dividends described above were not paid in full for six dividend periods, whether or not consecutive, the authorized number of directors of the Corporation would automatically be increased by two and the holders of the Series A Preferred Shares would have the right to elect two directors. The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

     The Series A Preferred Shares would be redeemable after three years at their issue price, plus any accrued and unpaid dividends. Prior to the end of three years after the Treasury’s investment, the Series A Preferred Shares could only be redeemed using the proceeds of an offering of other Tier 1 qualifying perpetual preferred shares or shares of common stock which yields at least 25% of the issue price of the Series A Preferred Shares. Any such redemption must be approved by the Corporation’s primary federal bank regulator — the Office of Thrift Supervision. The Treasury would be permitted to transfer the Series A Preferred Shares to a third party at any time.

     Each financial institution that participates in the Capital Purchase Program must also issue a warrant (the “Warrant”) to the Treasury to purchase a number of shares of common stock having a market price equal to 15% of the aggregate amount of the Series A Preferred Shares purchased by the Treasury. The Warrant will have a term of 10 years. Based upon the $8,100,000 investment amount proposed in the Corporation’s application to the Treasury, the Corporation would issue a Warrant to the Treasury to purchase shares of common stock having a market price equal to $1,215,000 The initial exercise price for the Warrant, and the market price for determining the number of shares of common stock subject to the Warrant, will be determined by reference to the average of the closing prices of the shares of common stock on the 20 trading days ending on the last trading day prior to the date the Corporation’s application for participation in the Capital Purchase Program is approved by the Treasury. Based on the average of the closing prices of the Corporation’s common stock, as reported on NASDAQ, for the 20-trading days ended December 1, 2008 ($13.41), the trading day prior to the date the Treasury approved the Corporation’s TARP application, the number of shares of common stock subject to the warrant would be approximately 90,604 or 5.7%, of the shares of common stock of the Corporation outstanding on January 2, 2009 (assuming the exercise of the Warrant). If the Corporation completes one or more offerings of other Tier I qualifying perpetual preferred shares or shares of common stock on or before December 31, 2009, that result in the Corporation receiving aggregate gross proceeds of not less than 100% of the aggregate liquidation preference of the Series A Preferred Shares, the number of shares of common stock under the Warrant held by the Treasury will be reduced by a number of share of common stock equal to one-half of the number of shares of common stock originally underlying the Warrant (taking into account all anti-dilution adjustments).

     If the Corporation participates in the TARP Capital Purchase Program, it will be required to prepare and file with the SEC a registration statement under the Securities Act of 1933, as amended, to register for resale the Series A Preferred Shares and the Warrant and the underlying shares of common stock purchasable upon exercise of the Warrant within 30 days after closing of the Treasury investment. However, if the institution is not eligible to file a registration statement on Form S-3, the institution will not be obligated to file a registration statement unless and until requested to do so in writing by the Treasury. The Corporation is not currently eligible to file a registration statement on Form S-3 for any Series A Preferred Shares issued to the Treasury because its “public float” is less than $75 million, but it would expect to be required to file a Form S-3 for the Warrant and the underlying shares of common stock.

     As long as the Series A Preferred Shares are outstanding, the Corporation would not be permitted to declare or pay dividends on any shares of common stock, any junior preferred shares or any preferred shares ranking pari passu with the Series A Preferred Shares (other than in the case of  pari passu  preferred shares, dividends on a pro rata basis with the Series A Preferred Shares), nor would the Corporation be permitted to repurchase or redeem any shares of common stock or preferred shares other than the Series A Preferred Shares, unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Shares are fully paid. Unless the Series A Preferred Shares have been transferred or redeemed in whole, until the third anniversary of the Treasury’s investment, any increase in common stock dividends above the Corporation’s current dividend rate of $.21 per share per quarter, is prohibited without the prior approval of the Treasury. In addition, unless the Series A Preferred Shares have been transferred or redeemed in whole, until the third anniversary of the Treasury’s investment, the Treasury’s consent would be required for any share repurchases other than repurchases of the Series A Preferred Shares and repurchases of junior preferred shares or shares of common stock in connection with any benefit plan in the ordinary course of business and consistent with past practice.

     To participate in the Capital Purchase Program, the Corporation will be required to adopt the Treasury’s standards for executive compensation and corporate governance, for the period during which the Treasury holds equity issued under the Capital Purchase Program. These standards generally apply to the chief executive officer, chief financial officer, plus up to the next three most highly compensated executive officers. The Corporation would be required to meet certain standards, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. The Board of Directors does not anticipate that any material changes would need to be made to the Corporation’s existing compensation plans and arrangements to comply with the Treasury’s standards for executive compensation and corporate governance.

     The foregoing description of the Capital Purchase Program is based on the information currently available regarding the Capital Purchase Program and does not purport to be complete in all respects. The terms of the Capital Purchase Program, including the terms of the Series A Preferred Shares and of the Warrant, are set forth in the form of Securities Purchase Agreement — Standard Terms, form of Letter Agreement, form of Certificate of Designations, form of Warrant and related documentation made publicly available by the Treasury and to be executed by the Treasury and each participating institution.

Pro Forma Effect on the Corporation’s Financial Statements

     The following discusses the pro forma effect of the Corporation’s participation in the Capital Purchase Program on the Corporation’s financial statements. As indicated above, the Corporation proposed in its November 12, 2008 application to sell up to $8,100,000 of Series A Preferred Shares to the Treasury, representing the maximum 3% of the Corporation’s total risk-weighted assets as of September 30, 2008. As discussed under “Terms of the Capital Purchase Program” beginning on page 6, the Corporation would also be required to issue to the Treasury a Warrant to purchase common shares having a market value equal to 15% of the aggregate amount of the Series A Preferred Shares. Based on the average of the closing prices of the Corporation’s common shares, as reported on NASDAQ, for the 20-trading days ended December 1, 2008 ($13.41) the number of shares of common stock subject to the Warrant would be 90,604 if the amount of Series A Preferred Shares preliminarily approved by the Treasury is issued.

Pro Forma Effects — Balance Sheet

     If the Corporation participates in the Capital Purchase Program, stockholders’ equity would increase by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. Costs associated with the transaction are not expected to be material. If the maximum proceeds of $8,100,000 had been received from the Treasury as of September 30, 2008, stockholders’ equity would have increased from the reported amount of $25,522,000 to $33,622,000 on a pro forma basis with $7,910,000 allocated to preferred stock and $190,000 allocated to common stock (no par value) based on the value of the Warrant, as discussed below.

     Upon receipt of the capital, federal funds sold and total assets held by the Corporation would have also increased by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. If proceeds of $8,100,000 had been received from the Treasury as of September 30, 2008, federal funds sold would have increased from the reported amount of $0 to $8,100,000 on a pro forma basis and total assets would have increased from the reported amount of $364,869,000 to $372,969,000 on a pro forma basis. The following table shows the pro forma impact of the Corporation’s receipt of the $8,100,000 in gross proceeds from the Treasury on the capital ratios of the Corporation’s bank subsidiary as of September 30, 2008:

	As Reported	Pro Forma
	September 30, 2008	September 30, 2008
Tier 1 Risk Based Capital Ratio	11.57%	17.88%
Total Risk Based Capital Ratio	12.09	18.52
Leverage Ratio	8.66	10.65

Pro Forma Effects — Income Statement

     If the Corporation participates in the Capital Purchase Program, the Corporation intends to use the capital to support loan growth to a multiple of capital received, which over time is expected to generate income to service required dividend payments on the Series A Preferred Shares and generate additional income for common shareholders. Until the time it fully deploys this capital over a larger asset base, the Corporation anticipates that earnings on the original capital received will not fully cover required dividend payments and other costs relating to the Series A Preferred Shares, which would reduce the amount of earnings available to holders of common stock.

     The following discussion of the effects of the proposed TARP investment on the Corporation’s pro forma income statement assumes the capital proceeds received are invested in federal funds sold earning 1% for the periods presented. An assumed tax rate of 34% was used for all periods. The pro forma income statement impacts do not include the benefit of deploying the capital received into higher earning assets such as loans or investment securities, or leveraging the capital received into a larger asset base, but simply include additional income earned on investment of the original capital proceeds in federal funds sold.

     The following discussion of the  pro forma income statement effects includes the impact of the issuance of the Series A Preferred Shares and the Warrant, consisting of dividends on the Series A Preferred Shares at an annual rate of 5% and accretion of the discount on the Series A Preferred Shares upon issuance. The discount was determined based on the value that is allocated to the Warrant upon issuance. The discount was accreted back to par value on a constant effective yield method (approximately 6%) over a five year term, which is expected to be the life of the Series A Preferred Shares upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount rate (market rate at issuance) of the Series A Preferred Shares and the assumptions underlying the value of the Warrant. The proceeds were allocated based on the relative fair value of the Warrant as compared to the fair value of the Series A Preferred Shares. The fair value of the Warrant was determined using a Black-Scholes model, and the Series A Preferred Shares were valued by discounting the future cash flows by a prevailing interest rate that a similar security would receive in the current market environment. The Corporation used the treasury stock method for purposes of evaluating the effect of the Warrant on diluted shares outstanding.

     If the proceeds of $8,100,000 had been received under the Capital Purchase Program on January 1, 2007, net income for the year ended December 31, 2007, would have increased from the reported amount of $2,209,000 to $2,262,000 on a pro forma basis and net interest margin for the year ended December 31, 2007, would have decreased from the reported amount of 2.56% to 2.52% on a pro forma basis. However, because $439,000 of the Corporation’s net earnings would be required for the payment of dividends to the holder(s) of the Series A Preferred Shares and amortization of the discount on the Series A Preferred Shares, and therefore would not be available to the Corporation’s common shareholders, basic earnings per share available to common shareholders would have decreased from the reported amount of $1.36 per share to $1.09 per share on a pro forma basis and diluted earnings per share available to common shareholders would have decreased from the reported amount of $1.34 per share to $1.06 per share on a pro forma basis. If the Warrant to purchase 90,604 shares of common stock had been issued to the Treasury on January 1, 2007, and assuming an exercise price of $13.41 per share and an average price per share of common stock during the period of $17.99, the weighted average shares of common stock of the Corporation outstanding for the year ended December 31, 2007, would have increased from the reported amount of 1,650,291 to 1,673,357 on a pro forma basis.

     If the proceeds of $8,100,000 had been received under the Capital Purchase Program on January 1, 2008, net income for the nine months ended September 30, 2008, would have increased from the reported amount of $1,849,000 to 1,889,000 on a pro forma basis and net interest margin for the nine months ended September 30, 2008, would have decreased from the reported amount of 2.80% to 2.76% on a pro forma basis. However, because $330,000 of the Corporation’s net earnings would be required for the payment of dividends to the holder(s) of the Series A Preferred Shares and amortization of the discount on the Series A Preferred Shares, and therefore would not be available to the Corporation’s common shareholders, basic and diluted earnings per share available to common shareholders would have decreased from the reported amount of $1.13 per share to $.94 per share on a pro forma basis and diluted earnings per share available to common shareholders would have decreased from the reported amount of $1.12 per share to $.92 per share on a pro forma basis. If the Warrant to purchase 90,604 shares of common stock had been issued to the Treasury on January 1, 2008, and assuming an exercise price of $13.41 per share and an average price per share of common stock during the period of $15.32, the weighted average common shares of the Corporation outstanding for the nine months ended September 30, 2008, would have increased from the reported amount of 1,652,768 to 1,664,064 on a pro forma basis.

Proposed Amendment to Section 11.01

     The full text of the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation is attached to this Proxy Statement as Appendix A.

THE CORPORATION’S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO SECTION 11.01 OF THE CORPORATION’S ARTICLES OF INCORPORATION.

ADJOURNMENT OF THE SPECIAL MEETING
 (Item 2 on Proxy Card)

     In the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation, the Corporation’s management may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies. Under Indiana law, no notice of an adjourned meeting need be given to you if the date, time and place of the adjourned meeting are fixed and announced at the Special Meeting, and a new record date is not fixed for the adjourned meeting (which would be required if the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting).

     In order to permit proxies that have been received by the Corporation at the time of the Special Meeting to be voted for an adjournment, if necessary, the Corporation has submitted the proposal to adjourn the Special Meeting to you as a separate matter for your consideration.

     In this proposal, the Corporation is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If the Corporation’s shareholders approve the proposal to adjourn the Special Meeting, the Corporation could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend Section 11.01 of the Corporation’s Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend Section 11.01 of the Corporation’s Articles of Incorporation. As a result, even if proxies representing a sufficient number of votes against the proposal to amend Section 11.01 of the Corporation’s Articles of Incorporation have been received, the Corporation could adjourn the Special Meeting without a vote on the proposal to amend Section 11.01 of the Corporation’s Articles of Incorporation and seek to convince shareholders to change their votes to votes in favor of the adoption of the amendment to Section 11.01 of the Corporation’s Articles of Incorporation.

     The proposal to adjourn the Special Meeting must be approved by the holders of more of the shares of common stock of the Corporation voting in favor of the proposal than are voted against it.

     The Corporation’s Board of Directors believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the proposal to adopt the amendment to Section 11.01 of the Corporation’s Articles of Incorporation is insufficient to adopt the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the proposed amendment.

THE CORPORATION’S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE PROPOSED AMENDMENT TO SECTION 11.01 OF THE CORPORATION’S ARTICLES OF INCORPORATION.

Principal Holders of Common Stock

The following table provides information, as of January 2, 2009, about each person known by the Corporation to own beneficially 5% or more of its shares of common stock. The address of the directors and executive officers listed in the table below is the Corporation’s address: 430 Clifty Drive, Madison, Indiana 47250.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class
River Valley Financial Bank, as Trustee 430 Clifty Drive Madison, IN 47250	152,443	(2)	10.2%
Thomas M. and Mary E. Davee 215 West Main Street Madison, IN 47250	138,023	(3)	9.2%
Wellington Management Company, LLP First Financial Fund, Inc. 75 State Street Boston, MA 02109	90,000	(4)	6.0%
Michael J. Hensley, Director	24,332	(5)	1.6%
Fred W. Koehler, Director	59,116		3.9%
Lillian Sue Livers, M.S., R.D., Director	1,265	(6)	.08%
Robert W. Anger, Director	20,532	(7)	1.4%
Matthew P. Forrester, President, Chief Executive Officer, and Director	53,124	(8)	3.5%
Charles J. McKay, Director	5,000	(9)	.3%
Anthony Brandon, Executive Vice President	7,408	(10)	.5%
All directors and executive officers as a group (12 persons)	254,694	(11)	16.7%

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares. The information in this chart with respect to the holders of greater than 5% of the Corporation’s shares is based on Schedule 13D and 13G Report(s) they filed with the Securities and Exchange Commission containing information concerning shares held by them. It does not reflect any changes in shareholdings that may have occurred since the date of those filings.

(2)
These shares, as to which voting and dispositive power is shared, are held by the Trustee of the River Valley Bancorp Employee Stock Ownership Plan and Trust (the “ESOP”). The Employees participating in the ESOP are entitled to instruct the Trustee on how to vote shares held in their accounts under the ESOP. The ESOP requires the Trustee to vote any unallocated shares held in a suspense account under the ESOP or allocated shares as to which voting instructions are not received in the same proportion as allocated shares are voted.

(3)	Thomas M. Davee and Mary E. Davee are married and jointly own these shares. They share voting and dispositive power as to such shares.
(4)
Wellington Management Company, LLP and First Financial Fund, Inc. indicated that they may be the beneficial owners of these shares. Wellington Management Company, LLP, according to a Schedule 13G filed with the SEC, is a Massachusetts limited partnership and a registered investment advisor. First Financial Fund, Inc. is one of its clients, with whom Wellington shares investment power. First Financial Fund, Inc., 2344 Spruce Street, Suite A, Boulder, Colorado 80302, has sole voting power with respect to these shares.

(5)	Of these shares, 10,000 are held jointly by Mr. Hensley and his spouse, and 6,000 shares are held by Mr. Hensley as personal representative of his father’s estate.
(6)	These shares are held jointly by Ms. Livers and her spouse.
(7)	Of these shares, 2,046 are held jointly by Mr. Anger and his spouse and 2,000 are subject to stock options granted under the River Valley Bancorp Option Plan.
(8)
Of these shares, 9,852 are held jointly by Mr. Forrester and his spouse, 1,210 are held in an IRA for his spouse, 192 are held by him as custodian for his minor children, 14,150 are subject to stock options granted under the Option Plan, and 6,560 were held under the ESOP as of December 31, 2008.

(9)	These shares are held jointly by Mr. McKay and his spouse.
(10)
Of these shares, 2,692 are held jointly by Mr. Brandon and his spouse, 300 are subject to a stock award granted under the River Valley Bancorp Recognition and Retention Plan, and 3,916 are held under the ESOP as of December 31, 2008. Options granted on September 16, 2008, for 5,000 shares do not vest until September 16, 2009, and are excluded.

(11)
Of these shares, 2,600 are held under the River Valley Bancorp Recognition and Retention Plan and Trust, 22,150 are subject to stock options granted under the Option Plan, and 26,886 were allocated to such persons under the ESOP as of December 31, 2008.

Shareholder Proposals

     If a shareholder wishes to have a proposal presented at the next Annual Meeting of Shareholders of the Corporation and included in the Proxy Statement and form of proxy relating to that meeting, the Corporation must receive the proposal at its main office no later than 120 days in advance of March 13, 2009.

     A shareholder proposal submitted for presentation at the Annual Meeting but not for inclusion in Corporation’s proxy statement and form of proxy, will normally be considered untimely if it is received by the Corporation later than 120 days prior to the Annual Meeting. If, however, the Corporation provides shareholder less than 130 days’ notice or prior public disclosure of the date of the next Annual Meeting (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), a proposal shall be considered untimely if it is received by the Corporation later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. If the Corporation receives notice of the proposal after that time, each proxy that the Corporation receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Corporation’s proxy statement for the next Annual Meeting.

     Proposals should be sent to the attention of the Secretary of the Corporation at 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250.  All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and the Corporation’s Articles of Incorporation, By-Laws and Indiana law.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Special Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Special Meeting, including matters relating to the conduct of the Special Meeting, the individual acting under the proxies solicited by the Board of Directors will vote and act according to his best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

Appendix A

Proposed Amendment to Section 11.01
 of Articles of Incorporation of
River Valley Bancorp

     Section 11.01 shall be amended and restated in its entirety as follows:

Section 11.01.  Certain Limitations.
 Notwithstanding anything contained in these Articles of Incorporation or the Corporation’s Code of By-Laws to the contrary, the following provisions shall apply:

No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of common stock of the Corporation. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering or to the purchase of shares by a defined benefit or defined contribution employee benefit plan such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.

In the event shares are acquired in violation of this Section 11.01, all shares beneficially owned by any person in excess of 10% shall be considered “excess shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the Shareholders for a vote.

For purposes of this Section 11.01, the term “person” shall have the meaning set forth in Section 12.03, Clause 12.031 hereof. The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value. The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term “acting in concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

For purposes of determining the beneficial ownership limitation imposed by this Section 11.01, warrants, options, obligations or securities convertible into common stock of the Corporation and other similar interests shall be treated as having been exercised or converted into such common stock.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RIVER VALLEY BANCORP

SPECIAL MEETING OF SHAREHOLDERS FEBRUARY 12, 2009				For	Against	Abstain
The undersigned hereby appoints Lonnie D. Collins, with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of River Valley Bancorp which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at 430 Clifty Drive, Madison, Indiana, on Thursday, February 12, 2009, at 3:00 P.M. local time, and at any and all adjournments thereof, as follows:		1.	To approve the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation:	☐	☐	☐

				For	Against	Abstain
2.
To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Section 11.01 of the Corporation’s Articles of Incorporation.
				☐	☐	☐

In their discretion, the proxy is authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
The Board of Directors recommends a vote “FOR” the listed proposition.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
Please be sure to sign and date this Proxy in the box below.	Date		This proxy may be revoked at any time prior to the voting thereof.
___________________________ Shareholder sign above	___________________________ Co-holder (if any) sign above		The undersigned acknowledges receipt from River Valley Bancorp, prior to the execution of this Proxy, of a Notice of the Special Meeting and a Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PERSON NAMED IN THIS PROXY IN HIS BEST JUDGMENT.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 12 , 2009:

The Proxy Statement is Available at: rvfbank.com

--------------------------------------------------------------------------------------------------------------------------------------------
é Detach above card, sign, date and mail in postage paid envelope provided. é

RIVER VALLEY BANCORP

Please sign as your name appears on the envelope in which this card was mailed.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.